Exhibit 99.1

ASSIGNMENT OF CLAIM

Alvarez Explorations (hereinafter called the "Assignor"), a company registered in the Republic of Colombia hereby assigns title, any and all mineral rights, and all material rights whatsoever of the Mitu Gold Claim, located in Mitu, Colombia to Mitu Resources Inc., (hereinafter called the "Assignee") a company registered in the United States of America.

The Assignor confirms that the title of Mitu Resources Inc, registered with the Ministry of Mining under title number 1308-D-19, is being assigned to the Assignee free and clear of any encumbrances, liens and charges of any nature.

The Assignee as of the date of this agreement is within its legal rights to instruct the Ministry of Mining upon presentation of this document, to transfer title from the Assignor to the Assignee.
This Assignment of Claim is executed herewith by both the Assignor and Assignee and is fully consistent with the laws of the Republic of Colombia.

DATED THIS 25TH DAY OF APRIL, 2013.

Roberto Hernande for the Assignor	Denise Kovalski for the Assignee